[Exhibit 10.6]

EQUIPMENT PURCHASE AND USAGE AGREEMENT

This EQUIPMENT PURCHASE AND USAGE AGREEMENT (this “Agreement”) is made as of the __1st_ day of _______April_________, 2010 between SPINIC, Inc., a Chinese company with an office at 1 Zhongnan Road, Yichang City, Hubei Province 443003, People’s Republic of China (the “Buyer”), and Advanced MicroSensors, Inc., a Delaware corporation with its principal office at 333 South Street, Shrewsbury, Massachusetts 01545 (the “Seller”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.           Sale and Delivery of the Purchased Assets.

1.1           Delivery of the Purchased Assets. Subject to and upon the terms and conditions of this Agreement, effective on the Effective Date (as defined in Section 1.3) the Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, and the Buyer hereby purchases from the Seller, all of Seller’s rights, title and interests in and to all personal property listed on Schedule A hereto (collectively, the “Purchased Assets”).

1.2           Further Assurances.  At any time and from time to time after the date hereof and subject to the terms and conditions of this Agreement, at the Buyer’s request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Purchased Assets, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose of this Agreement.

1.3           Purchase Price.  The aggregate purchase price for the Purchased Assets is US$1,000,000 (the “Purchase Price”).  The Buyer will pay a deposit of US$500,000 (the “Deposit”) against the Purchase Price by no later than April 15, 2010.  The Buyer will pay the US$500,000 balance of the Purchase Price (the “Balance”) on or before May 15, 2010 (the date of such payment being referred to herein as the “Effective Date”).  All payments  shall be delivered by the Buyer to the Seller on the dates hereof by wire transfer to the account designated by the Seller in Section [8] below.

If the Buyer fails to pay the Balance on or before May 15, 2010 for any reason other than a material breach of this Agreement by the Seller that is continuing on such date, the Deposit shall be non-refundable to the Buyer.

1.4           No Assumption of Liabilities. The Buyer does not assume any liabilities or obligations of the Seller, and the Seller shall remain solely liable (as between the Buyer and the Seller) for any and all such liabilities and obligations.

1.5           Condition; Disclaimer of Warranties.  The Buyer acknowledges that the Purchased Assets consist of used equipment and related personal property and agrees that it is purchasing each of the Purchased Assets in “as is, where is” condition.  Except as expressly set forth in Section 2 hereof, the Buyer makes no representations or warranties with respect to the Purchased Assets and, without limiting the foregoing, expressly disclaims all warranties (express, implied or otherwise) with respect to the Purchased Assets, including but not limited to any implied warranties of merchantability or fitness for a particular purpose.

2.           Representations of the Seller.  The Seller represents and warrants to the Buyer  as follows:

2.1           Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

2.2           Authorization.  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate and, if necessary, shareholder action.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.  The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Purchased Assets pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound.  No consents or approvals of third parties (other than any that have been obtained or which will be provided pursuant to this Agreement) are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

2.3           Ownership of the Purchased Assets.  There are no claims, liabilities, liens, mortgages, security interests, restrictions, prior assignments, pledges, charges, encumbrances and equities of any kind and nature whatsoever affecting or against the Purchased Assets (collectively, the “Encumbrances”).  The Seller is the true and lawful owner of the Purchased Assets, and has the right to sell and transfer to the Buyer good, clear, record and marketable title to the Purchased Assets, free and clear of all Encumbrances of any kind and nature whatsoever. Provided it is possible to register the Buyer as the owner of the Purchased Assets, no matter at present or any time in the future, the Seller shall perform such registration on its own expenses.

2.4           Condition of the Purchased Assets.  All of the Purchased Assets are in good operating condition and repair, normal wear and tear excepted and with reasonable allowance for the age of the Purchased Assets, are currently used by the Seller in the ordinary course of business and in the production of products of the Seller, and normal maintenance has been consistently performed with respect to such Purchased Assets.

2.5           Compliance with Laws; Regulatory Approvals.  The Seller is not in violation of any law, regulation or ordinance relating to the Purchased Assets.  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation and all consents and approvals of third parties which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby, have been obtained and satisfied.

3.           Limited and Discretionary Right to Use Purchased Assets.

3.1           Use.  From and after giving effect to the sale of the Purchased Assets by the Seller to the Buyer as provided in this Agreement, the Buyer hereby provides   the Seller the right to use the Purchased Assets for purposes of the Seller providing certain services to (i) the Buyer with respect to the production of certain products for the Buyer and (ii)   third parties.  This limited and discretionary right to use the Purchased Assets is subject to the provisions in Section 3.4.  Notwithstanding the Seller’s right to use the Purchased Assets in accordance with the provisions in this Section 3, the Purchased Assets shall at all times be owned by Buyer.   The Seller agrees to pay the Buyer rent   of $1,000.00 per year for the right to use.  This amount will be payable upon the effective date of the Agreement and each Extended Term as described in Section 3.4.

3.2           Repair, Maintenance and Insurance.  While the Seller’s right to use the Purchased Assets as set forth in this Section 3 is in effect, the Seller shall, regardless of whether the Seller actually uses the Purchased Assets during any period, be responsible for and bear the expense of all necessary routine repairs, routine maintenance, operation, and replacements required to be made to maintain the Purchased Assets in good condition, normal wear and tear excepted and with reasonable allowance for the age of the Purchased Assets, it being understood that the Seller shall not be responsible for any cost or expense of repairing or replacing any Purchased Asset should such Purchased Asset experience a fundamental failure or cease to operate notwithstanding the Seller’s performance of its routine repair and maintenance obligations as provided above.  Seller shall keep the Purchased Assets fully insured against all risks of loss or physical damage thereto for the full insurable value thereof, and shall maintain such other insurance thereon in amounts and against such risks as Buyer may reasonably request.

3.3           Risk of Loss.  While the Seller’s right to use the Purchased Assets as set forth in this Section 3 is in effect, all risk of loss, damage to or destruction (whether total or partial and even when such loss, damage, or destruction is a result of fortuitous causes or force majeure) of the Purchased Assets shall at all times be on the Seller.  All the Purchased Assets shall remain personal property, and title thereto shall remain in the Buyer exclusively.

3.4           Duration of Right to Use Purchased Assets.  The right to use the Purchased Assets shall initially be granted for a one (1) year period beginning on the date hereof (the “Initial Term”).  Unless the Buyer provides the Seller, at least 45 calendar days prior to the expiration of the Initial Term, written notice of the Buyer’s intention to not extend such right beyond the Initial Term, the right to use the Purchased Assets will be extended for an additional one (1) year period (the “Initial Extension”).  The right to use the Purchased Assets will be extended for additional one (1) year periods beyond the Initial Extension unless the Buyer provides the Seller, at least 45 calendar days prior to the expiration of the Initial Extension or then-current subsequent extension, as the case may be, written notice of the Buyer’s intention to not further extend such right (all such extensions, including the Initial Extension, an “Extended Term”).  The determination whether to extend the Initial Term or any Extended Term is in the sole and absolute discretion of the Buyer.

3.5           Right of Removal; Repurchase of Purchased Assets.

(A)           Subject to the provisions of Section 3.5(B), after the expiration of the Initial Term and any Extended Term (as applicable), the Buyer shall have the right, in its sole and absolute discretion and at the Buyer’s sole expense, to remove the Purchased Assets from the premises where they are located upon the Buyer providing the Seller with written notice of its intention to so remove the Purchased Assets.

(B)           If the Buyer wishes to sell any or all of the Purchased Assets to any third party, the Seller shall have a right of first refusal to repurchase the relevant Purchased Assets at the same price and otherwise on substantially the same terms proposed for such third party sale or, if no third party buyer has been identified, at such price and on such terms as the Buyer and the Seller may negotiate and agree.  Promptly after reaching agreement as to the final price and other terms, the Seller shall make payment in full of such final price to the Buyer.  In the event that the Seller does not make prompt payment in full in immediately available funds to the Buyer as so agreed,  the Buyer shall immediately have the right to remove the relevant Purchased Assets without any further action or notice or claim upon the Seller with respect to such Purchased Assets.  In the case of any proposed sale of any Purchased Assets by the Buyer to a third party, the Buyers shall give the Seller at least [30] days prior written notice of such sale and the terms thereof (or of any change in the proposed price or any other material term of such sale) so that the Seller has a reasonable opportunity to evaluate and exercise its right of first refusal with respect thereto.

(C)           Exception.    The Purchased Assets consisting of the Nordiko 9606 and the VSM, which are listed at line items 1 and 2 on Schedule A, are excepted from Sections 3.5 (A) and (B).  To avoid confusion, with 90 calendar days prior written notice to the Seller, the Buyer may remove this tool from the Seller’s premises at any time after the effective date of this Agreement, at the Buyer’s sole expense.  The Seller acknowledges that it does not have the right to repurchase this tool.

3.6           Right to File Financing Statement.  The Seller hereby irrevocably authorizes the Buyer at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statement(s) and amendments thereto in such form and substance as the Buyer shall reasonably require.  It is the intent of the parties that this Agreement and the transactions contemplated hereby constitute a sale of the Purchased Assets and a limited and discretionary right of the Seller to use such Purchased Assets as provided herein, and that any filing of a financing statement under the Uniform Commercial Code or otherwise shall not be construed as evidence that any security interest was intended to be created, but only to give public notice of the Buyer’s ownership of the Purchased Assets.

4.           Post-Closing Covenants.  The Seller agrees that:

4.1           Asset Tags.  If requested by the Buyer, the Seller shall cause the Purchased Assets to have asset tags affixed in a readily visible location at all times which asset tags will indicate that such Purchased Assets are the property of the Buyer; provided, however, that the Buyer shall be responsible for supplying such asset tags to the Seller.

4.2           Location of Assets; Access.  The Purchased Assets shall at all times be kept and maintained only at the address for the Seller listed in the first paragraph of this Agreement.  The Buyer shall be entitled to access the premises where the Purchased Assets are located during normal business hours and upon reasonable prior notice for inspection of same, and/or at any time for removal of same pursuant and subject to the terms of this Agreement.

5.           Claim

The Seller agrees that if the contract can not be executed which is caused by the seller, the seller will refund Buyer’s deposit of US$500,000.

6.           Force Majeure

6.1           If either of the parties to the Agreement is prevented from executing the Agreement by  reasons of Force Majeure such as war, serious fire, flood, typhoon and earthquake, etc., the time for execution of the contract shall be extended by a period equal to the effect of those causes. Such an event of a Force Majeure means the event that the parties could not foresee at the time of signing of the Contract and its occurrence and consequences can not be avoided and can not be overcome.

6.2           The prevented party shall notify the other party by cable or telex within the shortest possible time of the occurrence of the Force Majeure event and within fourteen (14) days thereafter send by registered airmail to the other party, a certificate for evidence issued by relevant authorities for confirmation. Should the effect of a Force Majeure continue for more than ninety (90) consecutive days, both parties shall reach an agreement concerning the further execution of the Contract through friendly negotiation and reach an agreement within a reasonable time.

7.           Arbitration.

All disputes arising from the execution of or in connection with this Agreement shall be settled through friendly consultation by both parties. In case no settlement can be reached by such consultation, the dispute shall be submitted for arbitration to be conducted in Boston, Massachusetts in accordance with the rules and procedures of the American Arbitration Association (AAA), with each party to designate one arbitrator and AAA to supply a third arbitrator.  Such arbitration shall be conducted in the English language and shall apply the internal laws of The Commonwealth of Massachusetts.  Any arbitration awarded shall be final and binding on the parties.  The parties shall share the fees of AAA for the arbitration equally, but each party shall otherwise bear its own costs and expenses of the arbitration.

8.           Payments.  All payments by the Buyer to the Seller pursuant to this Agreement shall be made in United States dollars, by wire transfer of immediately available funds, to the following account of the Seller:

Citizens Bank ABA#011500120

Account # 1137529609

Swift Code: CTZZIUS33

Advanced MicroSensors, Inc.

For reference, the bank details of the Buyer are as follows:

Company：SPINIC，Inc；

Address：No 97 Xiling Er Road, Yichang City, Hubei Province, People’s Republic of China
Bank：Bank of China , Yichang Beishanpo sub-branch.
Account: 832020269508091001
Tax Number:420502682678061

9.           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page hereto or to such other address of which the parties may have given notice.  Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) one (1) business day after being sent via overnight courier; or (c) three (3) business days after being sent, if sent by registered or certified mail.

10.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.         Entire Agreement; Amendments; Attachments.  This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.  This Agreement may be modified or amended only by a written instrument executed by the Buyer and the Seller.

12.         Expenses.   The Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

13.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

14.         Limitation on Liability.   In no event shall either party be liable or responsible for any special, indirect, incidental or consequential damages (including but not limited to damages for loss of profits, loss of revenues or claims by any customer of Seller) arising out of or in connection with this Agreement or any performance or failure of performance by such party, even if such party has been advised of the possibility of such damages or losses.

15.         Miscellaneous.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

16.         Language of this Agreement.  The parties acknowledge and agree that any Chinese language text or characters in this Agreement are solely for the internal information of the Buyer and have not been reviewed or approved by the Seller, and that the parties’ agreement is embodied solely in the English language text of this Agreement.  Accordingly, and notwithstanding anything to the contrary in this Agreement, no such Chinese language text or characters shall be considered part of this Agreement or have any legal force or effect between the parties or in any court, arbitration or other legal proceeding of forum.

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IN WITNESS WHEREOF, this Strategic Equipment Purchase Agreement has been duly executed by the parties hereto as of and on the date first above written.

SELLER:
ADVANCED MICROSENSORS, INC.

By:_____/s/___________________________

Name: Timothy C. Stucchi
Title: CEO/President
Address:333 South St
Shrewsbury Massachusetts 01545
Advanced MicroSensors, Inc.
Attn: Tina Krasnecky
Facsimile: 508-770-5807

BUYER:
SPINIC, INC.

By:_________/s/_______________________

Name: Zhenghong Qian
Title: CTO
Address:
Attn: Zhenghong Qian
1 Zhongnan Road, Yichang City, Hubei Province 443003, People’s Republic of China
SPINIC
Facsimile: (86)0717-6436888

Schedule A - PURCHASED ASSETS

Line Item	Tag#	InSvcDate	Description	Manufacture	Model	SN	Equipment Description

Nordiko 9606
1	92	11/1/2001	Nordiko9606	Nordico	9606		Six target sputtering system used for GMR multi-stack and spinvalve deposition. System is around 12 years old, very large, and in a working condition.
							Targets include: Ta, NiFe, CoFe, Cu, Ru, IrMn and PtMn

VSM
2	104		VSM				System used for measuring deposited magnetic films and is in good condition.

Veeco C2 Microetch
3	48	6/21/1999	Veeco#1	Veeco	C2 Microetch	0896-899-117	Two module cluster tool for Ion Beam Etching. Capable of reactive or non-reactive etching, with Helium backside cooling and endpoint detection. System is in very good condition.

MRC 943 1 & 2
4	41	6/21/1999	MRC#2	MRC	943	20954
Three target sputtering system used to deposit plating seed, adhesion and sacrifical layers.  System has a load lock for quick operation and offers heated or non heated exchanges, with an RF sputter etch. Systems are 15 years old.Targets include Ru, Au, TiW, NiFe, Cr & Cu)

5	42	6/21/1999	MRC943#1	MRC	943	1022362	Systems are in very good condition.

Comptech 2460
6	10	6/21/1999	Comptech#2	Comptech	2460	CV-8966-01
Non-load locked sputtering system used for depositing thick layers of Alumina. System runs 4 wafers at a time, using a 2KW RF generator for substrate bias and a 20KW RF generator for target power. System is in very good condition.

							One Al2O3 Target, 17 inch square

Comptech 620B
7	32	6/21/1999	Comptech 620B	Comptech	620B	CE-9711/1
Two module cluster tool used for depositing thin layers of Alumina, using helium backside cooling. Good for depositing thicknesses of 500 to 10,000 angstroms. 12 years old. Load lock, 2 chambers System. Targets include 2 Al2O3 targets.

							System in very good condition.

Nordiko 8550
8	78	6/21/1999	Nordiko8550 #3	Nordico	8550		Load locked sputtering system. 4 targets: SiCr, In2O3-SnO2 90-19(wt%), Ta0(5)ZrO(2)Al2O3,NiCr(20%) System is in a good condition

KLA 4500 Surfscan
9	105	71/2002	KLA 4500 surfscan	KLA Tencor	4500	0687-164	Cassette to cassette particle measuring system used for verifying the cleanliness of process chambers in photo and vacuum. Data can be uploaded to MES system. Machine in very good condition.

CMP
10	6	6/21/1999	CMP#1	Strausbaugh	6H		Polishing system used for planarizing deposited wafers using chemical and mechanical abrasives. Not in use on current product set, system remains in good condition.

NiFe Plating station
11	18	6/21/1999	NiFe Plating Station	MKQC			Home made system used for plating two different compositions in a magnetic field. 2 different liquids for plating Ni81Fe19 and Ni45Fe55 respectively.
							System is 15 years old and in good condition.

Gold Plating station
12	24	6/21/1999	Au Plater & Rinse/Dryer	MKQC
Home made system used for plating two different compositions, system is 15 years old. 2 different chemical liquid solutions 553 and 556 for plating Au with different grain sizes for different applications.

							System is in good condition.

Scorpio Coater
13	36	6/21/1999	Scorpio#2	SSI		200830
System dispenses six different resists, two spin modules, six hotplates for soft baking and three chill plates for cooling. Operates in its own class 10 mini environment for added temperature and humidity controls. System is around 14 years old and is in very good condition.

Matrix 105 3 & 4
14	38	6/21/1999	Matrix #3	Matrix	105	1409101-1081	We have five systems, 4 for Oxygen and 1 for H2/N2. Provides descum and ashing for film
15	125	6/21/1999	Matrix#4	Matrix	105	14151001-1081	adhesion, around 15 years old and are in very good condition.

Ultratech 1700
16	44		Stepper#2(1700)	Ultratech	1700	1105	This step and repeat mask aligner (Stepper) is a cassette to cassette machine used for defining photolithography patterns down to 1.2 microns. System is in very good condition.

Despatch Oven 2
17	87	7/1/2001	Despatch Oven#2	Despatch	Mag anneal	167798 L
This Magnetic annealing vacuum bake oven Is capable of running up to 260 degrees C in a permanent magnetic field while controlling pressure and background gas. System can run multiple recipes and is in very good condition.

Karl Suss MA6
18	181	9/1/2003	Karl Suss Aligner	Karl Suss	MA6	167330	This mask aligner is a manual system capable of exposing a pattern on the front or backside of 3" or 6" wafers.5um patterning difination. It is in very good condition.

AIS 3 & 4
19	31	6/21/1999	AIS#3	Microtronics			These Automatic Inpsection Stations are microscopes with cassette to cassette wafer handling.
20	30	6/21/1999	AIS#4	Microtronics			They are programable for inspection site consistency and image uploading. Systems are in very good condition.

Tencor P20
21	19		P20#20	KLA Tencor	P20	5950134	Surface profilomter used for measuring plated, etched or liftoff films. Connected to the data collection system for accuracy and SPC population. 15 years old and in good condition.

Semitool Batch Developer
22	33		Semitool Batch Dev. #1	Semitool	WST		Semitool WST used for KOH developing up to 8 wafers at a time. System uses a recliam tank to conserve chemistry and has multiple reicpes for cinsistency. In very good condition.

Nano 8000
23	116	5/1/2004	Nano8000#2	Nanospec	8000	0596-80031-0001	Cassette to cassette film measurement system used to check thickness and uniformity. Data can be uploaded, system is in very good condition.

Magnetic Tester
24	170	6/21/1999	Magnetics Tester	Electroglass
Electroglass base prober with magnetic application and subsequent measurement capable. System can utilize multiple probe card for product layout variation, data can be uploaded. It is in good condition.The system can be used to measure hysterises, bridge output, bridge offset etc.

Omnimap
25	148		Tencor Omni Map	Tencor	Omni Map		Four point probe used for measuring sheet resistance of deposited films. System is around 15 years old and is tied to the data collection system for

Electroglass Tester
26	14		Test#2	Electroglass			Wafer prober used for measuring inline and final tests. We have 4 systems, one configured as a magnetic tester. Systems are 15 years old.
							The system is in good condition.

Liftoff
27	34		Liftoff Process Station				This is a 4 vat solvent station capable of heat, ultrasonics and agitation for effective stripping and liftoff processing. System is 15 years old and in good condition.

SVG Track Developer
28	128		SVG Track Dev1&2	SVG	8800		Two track resist developer configured with two different chemistries. Cassette to cassette operation with 9 recipe program capability. System is 15 years old and in good condition.

KLA 5107
29	84		KLA5107	Kaul Suss	5107		Optical measurement tool used for photo critical dimension and overlay measurements. System is connected to our data collection system and is 15 years old and in good condition.

SRD
30	57		Rinser/Dryer	Semitool	8705		Spin/Rinser/Dryer used to clean wafers with DI water after develop. System is 15 years old.

HMDS Prime
31	74		Vapor Prime Oven				Vacuum bake oven used to apply HMDS as an adhesion promoter before resist application. 15 years old, in good condition.